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                                                                    EXHIBIT 11.1

                      RENAL CARE GROUP, INC. (OF DELAWARE)

            STATEMENT RE PRO FORMA COMPUTATION OF PER SHARE EARNINGS
                             (UNAUDITED PRO FORMA)

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
                                                               DECEMBER 31, 1995     JUNE 30, 1996
                                                               -----------------   ------------------
PRIMARY EARNINGS PER SHARE
  Common Stock issued to Founders............................       4,834,000           4,834,000
  Common Stock issued to Public..............................       3,318,000(1)        4,485,000
  Common Stock issued to acquired entities...................       2,928,000           2,928,000
                                                                   ----------          ----------
Common Stock outstanding.....................................      11,080,000          12,247,000
Treasury Stock Method of Options and Warrants................              --             840,000
                                                                   ----------          ----------
Average weighted shares outstanding..........................      11,080,000          13,087,000
                                                                   ==========          ==========
ProForma Net Income..........................................     $ 7,129,000          $5,300,000
                                                                   ==========          ==========
ProForma Earnings per Share..................................     $      0.64          $     0.40
                                                                   ==========          ==========
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(1) Excludes 1,167,000 shares the proceeds of which will be used for general corporate purposes.